Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

June 21, 2021

Codex DNA, Inc.
9535 Waples Street, Suite 100
San Diego, CA 92121-2993

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Codex DNA, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 6,278,225 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 428,258 Shares reserved for issuance pursuant to equity awards outstanding under the 2019 Stock Plan (the “2019 Plan”), (ii) 1,806,765 Shares reserved for issuance pursuant to equity awards outstanding under the 2021 Equity Incentive Plan (the “2021 EIP”), (iii) 3,693,202 Shares reserved for issuance under the 2021 Stock Incentive Plan (the “2021 SIP”) and (iv) 350,000 Shares reserved for issuance under the 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and together with the 2019 Plan, the 2021 EIP and the 2021 SIP, the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/	WILSON SONSINI GOODRICH & ROSATI, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation